EXHIBIT 10.1

Execution Copy

AMENDED AND RESTATED
AGREEMENT

This amended and restated agreement (“Agreement”) is entered into as of March 31, 2000 (“Effective Date”) by and between MAPICS Inc., a Georgia Corporation (“MAPICS”) and PARAGON SYSTEMS INTERNATIONAL, INC., a Georgia corporation (“PARAGON”).

BACKGROUND

PARAGON and MARCAM Corporation (“MARCAM”), the predecessor of MAPICS, entered into that Agreement dated April 30, 1997 (the “Original Agreement”) under which PARAGON licensed certain technology to MARCAM. MARCAM has since changed its name to MAPICS, Inc. and also changed its state of incorporation.

PARAGON has developed certain object oriented software technology written in the ParcPlace/Digitalk Smalltalk language and is in the process of developing that technology for the Java language

MAPICS has expertise in the development and delivery of enterprise resource planning application software for the manufacturing industry as well as delivery of related services to third parties. MAPICS has also established numerous relationships with third parties under which they market and resell their software applications.

The parties wish to further enhance the PARAGON software technology by developing a thin client version of it written in HTML and also developing an “adapter” to integrate applications developed using the PARAGON licensed technology to some of MAPICS’ latest e-business offerings.

PARAGON and MAPICS believe that their skills are complementary and recognize a significant, mutually beneficial opportunity for developing applications using the PARAGON technology and servicing the needs of third parties for enterprise resource planning applications software products and services. This Agreement describes the terms and conditions of their mutual effort to take advantage of this opportunity.

PARAGON and MAPICS desire to amend and restate the Original Agreement to expand the definition of the Licensed Technology to include the Java language and HTML (thin client) development environments, expand the scope of the Licensed Technology license and the definition of Registered Developers, provide for MAPICS (and its Registered Developers as herein defined) access to the Licensed Technology Public Source Code as provided herein, modify the royalty provisions, and otherwise amend the Original Agreement as set forth herein.

In consideration of the premises and mutual covenants set forth below, PARAGON and MAPICS agree that, as of the date of this Agreement, the terms of the Original Agreement are hereby deleted in their entirety and replaced by this Agreement:

DEFINITIONS

“Custom Applications” shall mean applications that are typically developed for a specific customer, are not marketed as a product offering and do not have market support collateral of any sort (e.g. brochures, sales literatures, demo programs or advertising).

“Field” shall mean those industries identified by the North American Industrial Classification System numbers listed on Exhibit B hereto.

“Licensed Technology” shall mean the PARAGON framework software technologies as generally described in Exhibit A hereto and shall include all software objects embodied in such technology. Licensed Technology shall include the Adapter developed by PARAGON as described below. Licensed Technology shall include all technical documentation, data, training materials or other information related to the Licensed Technology. Licensed Technology shall also include any enhancements or modifications to the Licensed Technology including, without limitation, the Java and thin client versions of the Licensed Technology contemplated to be delivered under this Agreement.

“Licensed Applications” shall mean those applications developed by or for MAPICS which are designed or developed for use primarily in the Field that use and embody the Licensed Technology. Licensed Applications shall also include those applications developed by Registered Developers that use and embody the Licensed Technology and that are redistributed by MAPICS. Licensed Applications shall not include any portion of an application that was developed without use of the Licensed Technology.

“MAPICS Competitors” shall mean those entities, including their subsidiaries, as described in Exhibit C hereto.

“Public Source Code” shall mean that source code of the Licensed Technology as generally described in Exhibit H which MAPICS and its Registered Developers shall have access to in order to develop, support or enhance the Licensed Applications.

“Private Source Code” shall mean that source code as generally described in Exhibit H, which MAPICS or its Registered Developers shall not have access to, but which will be deposited in escrow pursuant to the Source Code Escrow Agreement.

“Registered Developers” shall mean those third parties with whom MAPICS has or will have a relationship for the marketing or redistribution of their application software and who desire to either develop new applications software or enhance existing application software using the Licensed Technology for further redistribution by MAPICS.

“Reserved Applications” shall mean the following Licensed Applications developed by PARAGON and licensed to MAPICS pursuant to separate agreements: Procurement Management, Enterprise Product Data Management, Integrator, PDM+ and Order Based Production Management.

1.    LICENSE TO LICENSED TECHNOLOGY

1.1  Grant of License.

Subject to the terms and conditions of this Agreement, PARAGON hereby grants to MAPICS, and MAPICS hereby accepts the following:

(i)  an exclusive, worldwide license to use copy, modify and distribute the Licensed Technology in order to:

(a)  develop and support Licensed Applications which have been designed or developed by or for MAPICS primarily for use in the Field;

(b)  distribute the Licensed Technology to Registered Developers to develop and support Licensed Applications for redistribution by MAPICS;

(c)  market, license, distribute (directly or indirectly) and support the Licensed Applications to end users in the Field; and

(ii)  a worldwide, non-exclusive license to use, copy, modify and distribute the Licensed Technology in order to:

(a)  market, license, distribute (directly or indirectly) and support the Licensed Applications for use by end users which are not in the Field;

(b)  develop and support software applications which are not designed or developed primarily for use in the Field but are designed or developed to be installed with and interface with Licensed Applications;

(c)  develop Custom Applications for use outside the Field for individual end users who are otherwise licensed to the Licensed Applications whether or not they are installed with or interface with the Licensed Applications, provided however, that MAPICS shall not develop applications for use outside the Field pursuant to this provision and sell such application development to parties other than the individual end user referenced herein; and

(d)  use and allow its subsidiaries and sales affiliates to use the Licensed Applications for bona fide internal operational and demonstration uses.

1.1(i)  (a), (b) and (c) collectively shall be considered “Exclusive Uses” and all of sections of 1.1(i) and 1.1(ii) shall collectively by considered the “License”.

The foregoing license shall include a license to any patent or other intellectual property rights necessary for MAPICS to exercise the rights expressed herein.

1.2  Additional Rights and Restrictions

a.  MAPICS acknowledges that PARAGON holds all right, title and interest in and to all of the Licensed Technology and to all tangible and intangible incidents, trade secrets and copyrights pertaining thereto. Title to the Licensed Technology shall at all times remain vested in PARAGON.

b.  Except as otherwise separately agreed to in writing by the parties, MAPICS agrees not to “target market” the Licensed Applications primarily for use outside of the Field. Target market shall mean to add function or to aim direct marketing at an industry other than that which is included in the Field.

c.  Notwithstanding the Exclusive Uses, PARAGON shall be free to:

(i)  use the Licensed Technology for its internal development purposes (including development and support of Reserved Applications);

(ii)  use portions of the Licensed Technology to build Custom Applications or provide consulting services for MAPICS’ customer use within the Field;

(iii)  license its Tab Control/V Product to customers for all uses, including without limitation, the Exclusive Uses;

(iv)  use the Licensed Technology to build application software for use and sublicensing for all purposes other than those exclusively granted to MAPICS and its Registered Developers hereunder; and

(v)  use the Licensed Technology to develop and distribute Custom Applications in the Field so long as such Custom Applications are not marketed or redistributed by a MAPICS Competitor.

(vi)  use the Licensed Technology to develop and distribute applications for use outside the Field for MAPICS Competitors.

d.  PARAGON covenants that it shall not, except to the extent permitted by Section 1.2(c), sell or license the Licensed Technology or any portion of the Licensed Technology to any MAPICS Competitor for the purpose of producing or marketing any software designed to be used primarily in the Field.

e.  PARAGON shall be permitted to develop alternates to the Licensed Technology at its discretion but it shall not develop an alternate to the Licensed Technology primarily for use in the Field, except as otherwise expressly agreed by the parties, and any alternate to the Licensed Technology would be subject to the Exclusive Uses of MAPICS as stated in Section 1.1.

f.  PARAGON shall not take any actions that would result in the limitation or diminution of MAPICS’ rights to access all of PARAGON’s object technology related to the Licensed Technology for use in accordance with the terms of this Agreement. Subject to Section 1.2 c (ii), PARAGON shall not develop applications primarily for use in the Field using the Licensed Technology which are designed to interface with MAPICS XA applications unless it provides MAPICS prior written notice and a MAPICS Vice President approves such application development in advance in writing.

g.  MAPICS will actively consider (but will not be obliged to accept) proposals by PARAGON to author Licensed Applications designed to fill a functional gap in the existing and planned MAPICS XA product line and targeted at development efforts which allow PARAGON to develop both the client and server portions of the Licensed Application. The intent of this paragraph is to work to identify at least one active PARAGON Licensed Application development project per year. Unless otherwise expressly agreed, the development would be performed at PARAGON’s expense. Acceptance of any proposal made by PARAGON under this paragraph is conditioned upon the parties executing a mutually acceptable agreement similar to that used for the Reserved Applications. Any Licensed Application developed pursuant to this paragraph shall not be considered a Reserved Application under this Agreement. In connection with MAPICS services group’s direct development of Custom Applications for an end user using the Licensed Technology, MAPICS will license the PARAGON Reserved Application named “Integrator” to such end user. In the event that this is inappropriate or unacceptable to the customer, the parties shall negotiate in good faith an appropriate fee to compensate PARAGON for the use of the Licensed Technology in connection with such MAPICS Custom Application development. If the Custom Application becomes a MAPICS Licensed Application within one year of delivery to the customer, any agreed to fee as described in the prior sentence shall be credited against royalties owing for such Licensed Application.

h.  PARAGON shall not sell all or substantially all its stock or assets (relating to the Licensed Technology) in any transaction or series of transactions that will result in the transfer of the Licensed Technology or any portion of the Licensed Technology to any entity that is a MAPICS Competitor or that produces software for the Field.

i.  In the event that: i) MAPICS begins to develop or enters into an agreement with any party other than PARAGON to purchase, license or otherwise utilizes technology which materially performs the function of the Licensed Technology for the XA platform, ii) MAPICS no longer actively markets any Licensed Applications, iii) the total amounts paid by MAPICS to PARAGON under this Agreement and any other agreement between the parties does not increase on a year to year basis, iv) fails to perform its obligations under Section 3.2 or 3.3, or v) MAPICS otherwise notifies PARAGON in writing that it does not consider the Licensed Technology to be strategic, then, as PARAGON’s sole and exclusive remedy for such acts,

(a)  the exclusive license under this Section 1.1(i) shall immediately change to a non-exclusive license; and

(b)  the terms of Sections 1.2 d, e, f, g and h shall immediately terminate.

(c)  MAPICS shall not be obliged to perform its obligations under Section 3.2 and 3.3 of this Agreement.and PARAGON shall not be obliged to perform its obligations under 3.1 and 3.2, except that PARAGON shall continue to perform its obligations under Section 3.1 g and i.

Otherwise, the obligations, rights and responsibilities of the parties shall continue as stated in this Agreement including, without limitation, any obligation to pay royalties or support fees due.

j.  In the event that MAPICS fails to make a commitment by June 30, 2000 or fails execute a written agreement with PARAGON on or before December 31, 2001 to incorporate a version of the Licensed Technology to one of its server products that are based on a non-AS/400 platform pursuant to the terms of this Agreement, then with respect to such non-AS/400 platforms only,

(a)  the exclusive license under this Section 1.1(i) shall immediately change to a non-exclusive license; and

(b)  the terms of Sections 1.2 d, e, f, g and h shall immediately terminate.

Otherwise, the obligations, rights and responsibilities of the parties shall continue as stated in this Agreement.

1.3  Non Solicitation of Employees

During the term of this Agreement and for a period of six (6) months after its termination, neither party shall, without the prior written consent of the other, directly or indirectly solicit any employee or individual independent contractor of the other party who is involved in providing services under this Agreement to become an employee or individual independent contractor for it.

1.4  Competing Development Fee

MAPICS has an agreement with PARAGON for the licensing of Reserved Applications. In the event that MAPICS announces the availability of an application which is marketed for use with MAPICS XA products and which is in material competition with, and substantially overlaps the function of a Reserved Application (such competing application shall be referred to as a “Competing Development”) prior to January 1, 2003, then MAPICS shall pay to PARAGON an amount (a “Competing Development Fee”) equal to 50% of the royalties PARAGON received from MAPICS in the preceding twelve month period for the replaced Reserved Application. Such Competing Development Fee shall be paid once each year for three years beginning on the general availability of the Competing Development application. No additional fee shall be owing after the third Competing Development Fee payment or, in the event any application which would otherwise be considered a Competing Development is released after January 1, 2003. The Competing Development Fee shall only apply to applications designed and marketed to replace the Reserved Applications in conjunction with MAPICS XA and shall not apply to any future non- MAPICS XA offerings. MAPICS may not use the Licensed Technology in any Competing Development. Notwithstanding anything to the contrary, MAPICS and its Registered Developers shall be free to develop and market applications for NT, Java, HTML or any other environments having similar or the same function as the Reserved Applications without obligation of any sort to PARAGON, including no obligation to pay a Competing Development Fee.

1.5  Source Code Escrow

On or about April 30, 1997, the parties executed with Data Securities International an escrow agreement for the Private Source Code to the Licensed Technology. Such agreement is attached as Exhibit H to this Agreement and referred to herein as the Source Code Escrow Agreement. The parties agree to amend such Source Code Escrow Agreement to conform to the terms of this Agreement. PARAGON shall deposit all Private Source Code related to the Licensed Technology to the escrow agent promptly after each release is made available to MAPICS. MAPICS and its Registered Developers shall have access to the Private Source Code for use in accordance with the terms of this Agreement in the event that any of the Release Conditions, as described in that Source Code Escrow Agreement, shall occur.

1.6  Purposely Omitted.

1.7  Registered Developer Sublicense Agreements

a.  MAPICS may sublicense the Licensed Technology to Registered Developers for them to develop and support Licensed Applications which are to be remarketed or redistributed by MAPICS. Any sublicensing to Registered Developers shall only be done pursuant to a written agreement executed by the Registered Developer and MAPICS (the “RD Agreement”). PARAGON understands and agrees that Lexel Corporation, a third party MAPICS solution partner, is currently using the Licensed Technology to develop and support enhancements to certain MAPICS applications and no RD Agreement is in effect. MAPICS agrees to use all reasonable efforts to negotiate and execute a RD Agreement with Lexel consistent with the terms of this section. If, after six months, MAPICS is unable to come to terms with Lexel for a RD Agreement, PARAGON may pursue negotiations to secure an agreement with Lexel provided such agreement does not interfere or conflict with the terms of this Agreement or the existing agreement between MAPICS and Lexel. Lexel shall not be considered a Registered Developer unless and until an RD Agreement is executed with them.

b.  In connection with such sublicensing, MAPICS shall:

(a)  deliver to PARAGON written notice of the identity of each Registered Developer within thirty (30) days of its execution of a sublicensing agreement with MAPICS,

(b)  include terms in the RD Agreement whereby the Registered Developer agrees that:

(i)  it is bound by the provisions of Sections 1.1, 1.2a, 1.7c, 1.7d, 1.7e, 1.7f, 1.7g, 2, 6 and 7, of this Agreement (together with the provisions of (b), (c) and (d) herein, the “Beneficiary Provisions”),

(ii)  PARAGON is a third party beneficiary of said RD Agreement and that Paragon may enforce the Beneficiary Provisions against the Registered Developer and that Paragon has privity and standing to do so,

(iii)  PARAGON (or an independent accounting firm retained by PARAGON) may audit such Registered Developer for compliance with the RD Agreement upon reasonable advance notice,

(iv)  PARAGON may terminate the RD Agreement consistent with the provisions of Section 7 of this Agreement, and

(v)  it will indemnify, hold harmless and defend PARAGON for any and all liability, demands, damages, costs, claims and judgments (including reasonable attorney’s fees) asserted against PARAGON by a third party and arising from or related to any and all actions by a Registered Developer which were not caused by PARAGON; provided however, that PARAGON agrees: a) to provide prompt written notice to the Registered Developer of such claim b) to provide reasonable assistance in the defense of such claim, and c) not to settle or otherwise compromise such claim without the prior written consent of Registered Developer

(c)  attach to the RD Agreement a copy of the Beneficiary Provisions, and

(d)  provide to PARAGON within thirty (30) days of the execution of each RD Agreement an executed counterpart of the portions of said agreement which are required to be contained therein by this Agreement.

c.  MAPICS may not sublicense the Licensed Technology to any parties other than as set forth herein and shall not authorize Registered Developers to further sublicense the Licensed Technology.

d.  In the event that:

a)  the Registered Developers or any other party desires to use the Licensed Technology to develop applications for distribution or remarketing other than by MAPICS,

b)  the Registered Developer desires to distribute the Licensed Applications other than through MAPICS, or

c)  the agreement between MAPICS and the Registered Developer is terminated other than for breach by the Registered Developer,

then the Registered Developer shall contact PARAGON and PARAGON agrees to negotiate in good faith with such entity (but shall not be obliged to enter into such agreement if it has a reasonable good faith reason not to including, without limitation, lack of staffing resources, unacceptable financial terms or other intended development) to address such expanded use consistent with the terms of this Agreement; subject, however, to any then existing conflicting written agreements PARAGON may have with third parties.

e.  Any party which is not MAPICS or a Registered Developer, or an employee or contractor thereof, shall not be authorized to perform any development services utilizing the Licensed Technology or to receive access to the Licensed Technology unless PARAGON consents in writing which consent may be withheld by PARAGON if said party develops a software application which is in material competition with any applications which have been developed by PARAGON .

f.  PARAGON shall deliver to MAPICS, and MAPICS may deliver to the Registered Developers, the Public Source Code. It is expressly understood and agreed by the parties that MAPICS’ and the Registered Developers’ rights to access and redistribute the Private Source Code shall only apply in the event of a Release Condition as described in the Source Code Escrow Agreement, as amended by the parties.

g.  MAPICS and Registered Developers agree to treat all of the source code including without limitation, the “Public Source Code” as PARAGON “Confidential Information” (hereinafter defined) in accordance with Section 6 herein.

2.    LICENSING OF COMMON OBJECTS

a.  “Common Objects” shall mean those discrete complex application objects and their associated Meta data and documentation developed by MAPICS, PARAGON, or the Registered Developers contained in a Licensed Application. The underlying Licensed Application which includes the Common Object as a subset shall be referred to herein as “App #1”. The parties desire to re-use Common Objects within other Licensed Applications (such other Licensed Application in which the Common Object is imbedded shall be referred to as “App #2”) where the developer of the App #2 determines it to be reasonable and technically advisable to include the Common Object. Common Objects may not be used with other than Licensed Applications absent a separate written agreement with the Author. The entity that creates the Common Object (the “Author”) shall own all intellectual property right, title and interest in the Common Object and shall be entitled to a royalty, or a credit on royalties otherwise owing, as described in this section. MAPICS, PARAGON and the Registered Developer hereby agree that:

i)  the Author shall identify in writing those Common Objects it develops as part of a App #1 and notify the parties hereto and the “Object Team” (hereinafter defined) in writing what it has determined is a reasonable percentage of value for each Common Object as compared to the entire App #1 (such calculation shall be the “Object %”).

The “Object Team” shall consist of one member of the Team (as defined in section 3.2) from PARAGON, one member of the same Team from MAPICS and, if the Author or developer of App #2 is a Registered Developer, one member designated by the Registered Developer. In the event any member of Object Team considers the Object % unreasonable, the Object % shall be determined by a vote of a majority of the Object Team. The Object Team shall also determine the applicable average number of App #1 users as described in subsection iii a below.

ii)  MAPICS, PARAGON or the Registered Developer may (but are not obliged to) use, copy, modify and distribute the Common Objects as part of their Licensed Applications for remarketing by MAPICS. In the event that any party desires to use and distribute Common Objects, the parties shall meet and confirm in writing their understanding of the royalty obligations associated with such use consistent with the terms set forth in this Section.

iii)  Unless otherwise agreed in writing, for Common Objects distributed as part of App #2, the Author shall receive a Common Object Royalty equal to the Net ILF (as defined in Section 4a) received from the licensing of App #2 multiplied by the following rate:

a.  (MAPICS ILF List Price at an average number of users for App #1 as determined by the Object Team, divided by MAPICS ILF List Price at the same tier for App #2)

b.  multiplied by the expressly agreed to royalty rate payable for App #1 under an existing license agreement between MAPICS and the Author (if none exists, the royalty rate assumed shall be 50%) and

c.  multiplied by the Object %.

iv)  If MAPICS is the Author, and PARAGON (or the Registered Developer) develop App #2, then MAPICS shall deduct such Common Object Royalty from royalty amounts it would otherwise owe PARAGON (or the Registered Developer, as applicable) for the App #2 Licensed Application). If PARAGON (or a Registered Developer) is the Author and MAPICS is the developer of App #2, then MAPICS shall pay PARAGON (or the Registered Developer as applicable) the Common Object Royalty owing directly. If PARAGON is the Author and a Registered Developer has developed App #2, then the Registered Developer shall owe PARAGON the Common Object Royalty and MAPICS shall net such amount against royalties otherwise owing the Registered Developer for App#2 and pay such amount to PARAGON on the Registered Developer’s behalf. Where the Registered Developer is the Author, and PARAGON has developed App #2, then PARAGON shall owe the Registered Developer the Common Object Royalty and MAPICS shall net such amount against royalties otherwise owing the PARAGON for App#2 and pay such amount to the Registered Developer on PARAGON’s behalf.

v)  Payment (or credit) terms for the Common Object shall be consistent with those applicable to App #2.

Thus, by way of example, if PARAGON is the Author of a Common Object entitled “PO” and determines that it is valued at 25% of PM+. PM+ shall be App #1. “PO” is distributed as a Common Object with a Registered Developer developed Licensed Application entitled “MRO”. MRO is App #2. The MAPICS ILF List Price for App #2 at Tier 8 is $20,000. The MAPICS ILF List Price for App #1 at Tier 8 (the average tier) is $10,000. The royalty rate that MAPICS otherwise pays for PM+ is 40% of Net ILF. The royalty payable for the Common Object distributed as part of App#2 shall be:

($10,000/$20,000) x 40% x 25% = 5% of the Net ILF received from App #2.

The Registered Developer shall owe PARAGON 5% of the Net ILF received by MAPICS in that example. MAPICS shall deduct such amount from royalties owing to Registered Developer for App #2 and pay such amount directly to PARAGON on its behalf. If MAPICS were the Author in the foregoing example, MAPICS would simply deduct the amount from royalties otherwise owing to the Registered Developer for App #2.

vi)  if App# 1 or another application which includes the Common Object is a pre-requisite to the licensing of App #2, then no Common Object Royalty shall be owing in connection with such transaction.

vii)  during the term of this Agreement, the Author shall provide Level III Support for the Common Object and, in return, shall be paid an amount equal to 25% of the Annual License Fees received from a customer on App#2 multiplied by the same rate described in subsection 2a(iii) above. However, the Author shall not be responsible to provide any support other than Level III defect support and shall not support defects arising from any modification of the Common Object or from any software other than the Common Object.

viii)  the Author represents and warrants that it has all necessary rights to grant the rights expressed and agrees to indemnify and defend the other parties (“Indemnitees”) from any third party claim that the Common Object infringes any intellectual property rights. This indemnity shall be conditioned upon: an Indemnitee providing prompt written notice of such claim, the Indemnitees cooperating in the defense of such claim, at the expense of Author, and the Indemnitees permitting the Author to control the defense and settlement of the claim.

ix)  Nothing in this section shall require the use or redistribution of Common Objects and, except as otherwise agreed, the parties shall be free to independently develop their own objects using the Licensed Technology without obligation to another.

3.    SERVICES

3.1  Paragon Services

In return for the royalty payments and support fees described below, PARAGON agrees to perform the following services in accordance with the terms and requirements further described in Exhibit E hereto:

a.  PARAGON shall develop and deliver to MAPICS an acceptable (as defined in section 3.1c) Java language version of the current Licensed Technology that interfaces with MAPICS XA between November 1, 2000 and March 31, 2001. Existing Licensed Applications written in the Smalltalk language will be convertible to the Java language version of the Licensed Technology and customers using Smalltalk versions of the Licensed Applications shall be free to convert to the Java version with no additional royalty obligation to PARAGON.

b.  PARAGON shall develop and deliver to MAPICS an acceptable (as defined in section 3.1c) thin client version of the current Licensed Technology between November 1, 2000 and March 31, 2001. Licensed Applications written in the Smalltalk or Java language will be convertible to the thin client version of the Licensed Technology and customers using Smalltalk or Java versions of the Licensed Applications shall be free to convert to the thin client version with no additional royalty obligation to PARAGON. If MAPICS elects to charge for the thin client component separately from the charges for the Licensed Applications, then MAPICS shall deliver notice thereof to PARAGON, and MAPICS shall pay to PARAGON fifty percent (50%) of the Net Initial License Fee and twenty-five percent (25%) of any Annual License Fee received thereafter with respect to the thin client component. If MAPICS does not charge separately, no royalty shall be owing PARAGON for the thin client.

c.  To be considered “acceptable,” the Java and thin client versions of the Licensed Technology shall contain those performance characteristics which are considered generally acceptable to MAPICS customers and the MAPICS affiliate sales channel, as reasonably determined by MAPICS.

d.  PARAGON shall deliver to MAPICS its existing tools to assist in the conversion of the Licensed Applications from Smalltalk to Java and thin client and hereby agrees to license such tools to MAPICS on a non-exclusive basis.

e.  PARAGON shall convert its Reserved Applications to the Java and thin client versions in a mutually agreed upon time frame and make them available to MAPICS pursuant to the terms of the existing, separate agreements.

f.  PARAGON shall develop and deliver to MAPICS at no charge an acceptable (as defined in Section 3.1c) Adapter to allow other applications to communicate with Licensed Applications between November 1, 2000 and March 31, 2001. Such Adapter shall perform the function described in Exhibit E.

g.  PARAGON shall provide Level III Support for all language versions of the Licensed Technology for so long as MAPICS is providing support for those versions to either its customers or Registered Developers. Level III Support, including the standards that shall be met in connection with such support, are described below.

h.  PARAGON shall also develop and deliver those enhancements and modifications to the Licensed Technology that it deems necessary to meet the requirements of the marketplace and continue to keep the Licensed Applications competitive as it pertains to the function provided by the Licensed Technology. The parties shall meet at least quarterly to discuss planned enhancements. PARAGON shall communicate to MAPICS at least ninety (90) days in advance any significant enhancements to the Licensed Technology that it intends to make. This shall not be interpreted to limit PARAGON’s ability to add significant enhancements within such ninety (90) day period.

i.  PARAGON shall deliver to MAPICS without charge one (1) copy of any corrections, revisions or additions to the Licensed Technology or the documentation for the Licensed Technology within five (5) business days following PARAGON’s completion of the same for use in accordance with the terms of this Agreement. Licensed Technology delivered shall comply with the Quality Standards defined in Exhibit D.

j.  In connection with the Licensed Technology and its enhancements, PARAGON shall strive to remain as close as reasonably possible to applicable industry standards or such other standards as then supported by MAPICS provided, however, that in so doing, MAPICS understands and accepts that certain industry standards may be conflicting and may be impracticable to meet in their entirety and, PARAGON shall decide which of the standards it shall meet consistent with section 3.1(h).

k.  In the event that MAPICS believes that PARAGON is not performing its obligations as described above, it shall provide PARAGON notice of such and ninety days to cure any identified problems. In the event that PARAGON does not deliver the Java or thin client versions of the Licensed Technology on a timely basis or with satisfactory performance and function or otherwise fails to perform its obligations described, then, in addition to such other rights and remedies as are available to MAPICS, MAPICS shall be relieved of its obligation to: 1) provide resources to the Team as described in Section 3.2 below, 2) perform the MAPICS SERVICES described below, and c) pay a Competitive Development Fee.

3.2  Mapics And Paragon Team Services

In return for the consideration and the Exclusive Uses license rights described under this Agreement, MAPICS and PARAGON agree to establish, as mutually agreed upon, a team of skilled people, equally staffed by each party (the “Team”), and assigned to perform the following tasks. The parties shall meet at least once per year to determine the amount of staffing required by each organization and to identify a Team Leader.

a.  The Team shall maintain the Licensed Technology to the latest release of MAPICS XA and shall maintain MAPICS XA to the latest release of the Licensed Technology.

b.  The Team shall develop and deliver those enhancements to the Licensed Technology as determined by the Team Leader to be the responsibility of the Team.

c.  The Team shall develop and deliver enhancements to the Licensed Technology to allow it to interface and operate with newly acquired or developed MAPICS XA applications.

d.  The Team shall be responsible for all requirements generated as a result of translation of the Licensed Technology or Licensed Applications.

e.  The Team shall provide Level I and all Level II Support (as defined below) to MAPICS Registered Developers.

f.  The Team shall develop and deliver new tools to assist MAPICS and its Registered Developers in converting their existing applications to use the Licensed Technology.

g.  The Team shall develop and maintain educational material to teach classes on how to implement and develop applications using the Licensed Technology for use in connection with Registered Developers and MAPICS developers.

h.  The Team shall also develop and maintain education materials to train the MAPICS field sales and implementation personnel on how customers can use and implement each new release of the Licensed Technology. The Team shall also deliver education as requested by MAPICS. Reasonable actual travel and related living expenses associated with the delivery of the class to remote locations or the classroom setup costs shall be borne by MAPICS.

i.  The Team shall be responsible for additional enhancements requested by MAPICS which were not otherwise to be provided by PARAGON pursuant to PARAGON SERVICES.

j.  The Team shall maintain a list of Common Objects and also track the Common Object Royalty rate described in Section 2.

3.3  Mapics Services

a.  MAPICS has an applications laboratory to create Licensed Applications (“Lab”). The Lab will be staffed with MAPICS employees or contractors. Subject to the restrictions provided herein, MAPICS shall be solely responsible for determining the Licensed Applications that will be developed by the Lab and (except for the “ Reserved Applications”) the means by which Licensed Applications will be developed.

b.  In consideration of the Exclusive Uses rights provided to MAPICS and provided that PARAGON meets its obligations to deliver the Java and thin client versions of the Licensed Technology on a timely basis and with satisfactory performance and function, MAPICS agrees to:

i)  Assign sufficient resource to convert by March 31, 2001 existing MAPICS developed Licensed Applications from the Smalltalk language version of the Licensed Technology to the Java and thin client version of the Licensed Technology. PARAGON shall assist MAPICS and its Registered Developers in this conversion effort to assure that the conversions will integrate at a single release level.

ii)  Execute a plan to convert most of the MAPICS XA “green screen” applications identified in Exhibit I (which may be amended from time to time by the parties) to this Agreement, to the Java or thin client version of the Licensed Technology. MAPICS agrees to communicate a plan to PARAGON by the end of July 2000 to outline the conversion schedule. The conversion of most of the applications will be complete within two years of the availability of the thin client version of the Licensed Technology. The foregoing obligation shall not apply to: 1) third party applications which are licensed by MAPICS, 2) those applications which are not “green screen” applications but have their own user interface, or 3) those applications which reside on other than an AS/400 server.

3.4  Support Definitions and Response Time Standards

a.  The following are the various Levels of support services:

i.  “Level I” support means accepting the initial request for assistance, logging the call into a call handling system, and routing the call to the Level II support organization.

ii.  “Level II” support means providing telephone support in the operation of the Licensed Technology, functional clarification, identifying possible defects in the software, etc Level IIa) provides primary support answering routine questions and interfacing with the Level IIb) operation. Level IIb) provides backup support for complex or unique issues to the Level IIa) provider. Level II support requires a terminal connection to the MAPICS’ call control system and the logging of the disposition of the call on such system.

iii.  “Level III” support means debugging and correcting any errors or defects in the Licensed Technology and use of the same APAR control and distribution system as used by MAPICS.

b.  The following support service standard shall apply:

a.  The provider of Level I support shall attempt to respond to all calls within the time targets established by MAPICS and described in its then-current Support Policy Statements.

b.  The provider of Level II Support should respond within 24 hours

c.  The provider of Level III support shall correct all identified deficiencies in the Licensed Technology within the time frame specified by MAPICS as follows:

Severity of Errors

Severity 1 issue shall mean errors or other issues that result in an emergency condition which causes a critical impact to MAPICS schedule or which make the performance or continued performance of any function of the Licensed Technology impossible.

Severity 2 issue shall mean any error or issue, other than a Severity 1 issue, that impacts MAPICS schedule or which improperly effects the performance or function of the Licensed Technology.

Response times

With respect to a Severity 1 issue, the Level III Support provider will address and respond to the problem immediately, devote necessary resource to its resolution, and work the issue on a continual, 24 hour per day basis until the issue is resolved. The resource applied should be such that the Severity 1 issue can be identified within 24 hours of reporting and resolved within 2 days of reporting.

Severity 2 issues are to be responded to by the Level III Support provider within 24 hours of it having been reported. The resource and effort applied by the Level III Support provider should be such that the Severity 2 issue can be identified and resolution estimated within 5 business days of it being reported and resolved within 21 working days of it being reported.

The provider of Level III Support shall provide 65% of all fixes within 21 working days and shall provide, in writing, a plan to resolve any defects not fixed within 60 days and an explanation for the delay.

4.    ROYALTIES AND FEES

a.  In return for the license rights granted to MAPICS and its Registered Developers and the services to be provided by PARAGON under Section 3, MAPICS will pay PARAGON a royalty equal to 5% of the Net Initial License Fee (“Net ILF”) MAPICS receives from sales of the Licensed Applications. Net ILF shall mean the gross revenue actually received by MAPICS from customers or other parties for the Licensed Applications minus: (a) taxes or fees for nonproductive licenses for Licensed Applications (such as demonstration licenses); (b) credits actually paid by MAPICS to its customers of the Licensed Applications; (c) channel fees for Licensed Applications, including fees and commission paid to MAPICS affiliates and third parties or, for licenses of the Licensed Application for installation outside of the U.S. or Canada, the standard “country fees” allowed by MAPICS to cover distribution costs, marketing management fees, sales commissions and similar expenses, including (worldwide) such fees as are paid to IBM, third party affiliates and MAPICS direct and indirect operations. Affiliate fees shall be determined by MAPICS in its sole discretion. For purposes of this Agreement, the term “affiliate” shall refer to sales relationships between MAPICS and third parties and shall not mean parties controlling, controlled by or under common control with MAPICS.

b.  In return for support services that PARAGON provides to MAPICS and Registered Developers as described in Section 3, MAPICS will pay PARAGON support fees equal to 2.5% (by amendment dated 5/16/00) of the Annual License Fees (ALF) actually received by MAPICS for the Licensed Applications. Fees paid to affiliates for support shall not be deducted from the ALF before calculating the support fee payment.

c.  Except as expressed in this Section and in Sections 2 and 3, no other royalty, support or other payments shall be owing by MAPICS or its Registered Developers in connection with the Licensed Technology and the exercise of the license rights or PARAGON’s services hereunder. In addition, no royalty or fees (except for t&l expense reimbursement as described in Section 3.2 h) shall be owing to PARAGON with respect to training or educational materials developed by the Team under Section 3. No royalty or fee as described in this Section 4 shall be owing PARAGON under this Agreement with respect to Common Objects

d.  MAPICS currently has a number of applications which have been developed with user interfaces not based on the Licensed Technology and may, in the future, develop or license new applications which were not developed using the Licensed Technology but may later desire to convert such applications to use and embody the Licensed Technology. MAPICS may elect to either: a) distribute the existing application and separately market and distribute the Licensed Application (i.e., those enhancements made to the existing application which utilize the Licensed Technology) or b) package the Licensed Applications with the existing application and market and distribute the Licensed Application and existing application as one package. In the case of a) the royalty and support fee for the Licensed Application shall be as described above. In the case of b), the royalty and support fee rate payable to PARAGON shall be proportionately reduced by multiplying such royalty and fee rate by the following ratio:

(List Price for the Licensed Application) divided by (the List Price for the Licensed Application plus the List Price for the existing application)

e.  MAPICS shall solely determine the List Prices for the Licensed Applications and any other applications it markets or redistributes. In the event that List Prices are not available for the Licensed Application or the existing application because MAPICS has not made the product available as a separate offering, the parties shall negotiate in good faith a reasonable royalty and support fee reduction consistent with the intent of this section.

f.  Reserved Applications. The royalty applicable for any Reserved Application is contained in the separate agreements between MAPICS and PARAGON.

g.  Advance. Nothing in this Agreement shall require MAPICS to issue any advances.

h.  Remittance. Payment terms for royalties or fees owing under this Section Agreement shall be consistent with the payment terms used for the Procurement Management license agreement.

i.  MAPICS shall provide an itemized report detailing the basis for the calculation of all royalties and fees payable to PARAGON herein and PARAGON shall, at its own cost and expense, have the right to have performed an independent audit of MAPICS’ records therefor upon advance notice at a reasonable time with the reasonable cooperation of MAPICS, provided that such audit shall not occur more than once per year without cause. In the event a discrepancy is found by such audit and verified and not disputed by MAPICS, MAPICS shall pay PARAGON such discrepancy within ten (10) days.

5.    REPRESENTATIONS AND WARRANTIES

5.1  Corporate Matters.    PARAGON hereby represents and warrants to MAPICS that: (a) it is a corporation duly organized and validly existing under the laws of the state of Georgia, and has all requisite power and authority to execute, deliver and perform this License Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly authorized, executed and delivered by PARAGON in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors.

5.2  Ownership of Licensed Technology.    PARAGON hereby represents and warrants to MAPICS that: (a) it is the owner of the Licensed Technology or otherwise has the right to grant to MAPICS the License; (b) the Licensed Technology and PARAGON’s provision of materials and services described in this Agreement shall not violate any intellectual property, proprietary or contractual rights of any third party; (c) as of the date of this Agreement, there is currently no actual or threatened suit by any third party based on an alleged violation of such rights by PARAGON in respect of the Licensed Technology; (d) the Licensed Technology at the time of delivery to MAPICS does not embody any computer instructions (including but not limited to computer instructions commonly referred to as trojan horses, anomalies, worms, self-destruct mechanisms, or time/logic bombs) that (i) do not provide the functionality clearly described in the relevant documentation for the Licensed Technology and (ii) interfere with the use of the Licensed Technology, or any portion of the Licensed Technology, or any other software embodied on the computer hardware on which the Licensed Technology is operating or the computer hardware for which such Licensed Technology is written; and (e) at the time of delivery to MAPICS, the Licensed Technology and enhancements to Licensed Applications that it makes will accurately display and process (including calculating, comparing, and sequencing) date data from, into, and between the twentieth and twenty first centuries when operating alone or in conjunction with other products.

5.3  Disclaimer of Implied Warranties.    EACH PARTY MAKES NO OTHER EXPRESS OR IMPLIED WARRANTY AS TO LICENSED TECHNOLOGY OR COMMON OBJECTS INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND HEREBY DISCLAIMS THE SAME.

5.4  MAPICS Matters.    MAPICS hereby represents and warrants to PARAGON that: (a) MAPICS is a corporation duly organized and validly existing under the laws of the State of Georgia, and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly authorized, executed and delivered by MAPICS; it constitutes the legal, valid and binding obligation of MAPICS; and is enforceable against MAPICS in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors.

6.    NONDISCLOSURE; TECHNOLOGY RIGHTS; PROTECTION

6.1  Confidential Information.

(a)  PARAGON, MAPICS and/or Registered Developers, as applicable, (each, a “Receiving Party”) acknowledge that (i) the source code, system design and specifications, programming sequences, algorithms, flow charts documentation and formats pertaining to the Licensed Technology (except that Licensed Technology in object code format and all materials distributed to end users shall not be considered Confidential Information as defined) (ii) all other information or material that is designated in writing as confidential, secret or proprietary at the time it is disclosed to the Receiving Party, or within thirty days after its disclosure in the case of oral or visual disclosure; and (iii) all correspondence and communications of any manner or type between PARAGON, MAPICS or the Registered Developers and the Receiving Party related to the foregoing (i), (ii) and (iii) (the “Confidential Information”) constitute proprietary, confidential products of the disclosing party (the “Disclosing Party”) which are trade secrets and/or sensitive, confidential and proprietary information of the Disclosing Party. The Receiving Party shall devote its best efforts, consistent with the practices and procedures under which it protects its own most valuable proprietary information and materials, but in no event less than reasonable standards, to protect the Confidential Information against any unauthorized or unlawful use, disclosure, distribution, dissemination, or copying. The Receiving Party shall not, at any time, disclose or disseminate the Confidential Information, whether in whole or in part, to any employee, consultant, contractor, or other person (i) who does not have a need to know and obtain access thereto in order to give effect to the rights granted to the Receiving Party under this Agreement; or (ii) is not legally bound to maintain the proprietary and confidential nature of the Confidential Information. In addition to the foregoing restriction, no PARAGON Confidential Information shall be disseminated, distributed or disclosed by a Receiving Party to any party which is not a MAPICS employee, affiliate or a Registered Developer without the prior written consent of PARAGON. The restriction on the disclosure of Confidential Information in this Section 6.1 shall not restrict MAPICS, PARAGON and Registered Developers from disclosing general information about the Licensed Technology reasonably necessary to be disclosed for marketing purposes. The Receiving Party shall take appropriate action, by instruction, agreement, and otherwise, with any persons authorized to have access to the Confidential Information, so as to enable the Receiving Party to fulfill the foregoing obligations. Each party shall promptly notify the other party of any actual or suspected unauthorized use of disclosure of the other party’s Confidential Information of which it has knowledge and will cooperate in the investigation of such unauthorized use or disclosure. Each party shall include the other party’s reasonable proprietary rights notices on any media embodying the other party’s Confidential Information, including partial copies thereof. It is expressly understood and agreed that in the event of a breach of this Section 6.1 by any party, damages may not be an adequate remedy for the other party and each of MAPICS, Registered Developer and PARAGON therefore agree that the aggrieved party shall be entitled to seek injunctive relief to restrain any such breach, threatened or actual, without the necessity of posting bond.

(b)  The Receiving Parties shall only make as many hard copies and copies in memory of the Confidential Information as may be necessary for the normal operation of the Confidential Information as is necessary to perform the authorized purposes of the License.

(c)  The Receiving Parties shall reproduce and include in all copies of the Confidential Information and all derivative programs which are provided to end users all proprietary notices or legends of the Disclosing Party (the “Proprietary Legends”) as they now appear on the Confidential Information or as the Disclosing Party may in the future furnish to the Receiving Parties.

(d)  Purposely Omitted.

(e)  The obligations contained in Section 6.1(a) shall not apply to information or material to the extent that such information or material (i) is in the Receiving Party’s possession at the time of disclosure by the Disclosing Party; (ii) is independently developed by the Receiving Party without use of any Confidential Information of Disclosing Party; (iii) is generally available to the public through no fault of Receiving Party or subsequent to such disclosure; (iv) subsequent to disclosure by Disclosing Party becomes or is made available to Receiving Party without restriction by a third party having the lawful right to do so; (v) is required to be disclosed to comply with a governmental law or regulation, provided, the Disclosing Party is notified in advance and provided a reasonable opportunity to obtain relief from such law or regulation (at its expense and with the assistance of the Receiving Party if requested); or (vi) is approved for release by written authorization of the Disclosing Party.

(f)  From time to time, PARAGON or MAPICS may desire to share other confidential information (e.g., ideas for future enhancements) under terms which may differ from those stated herein. If so, the parties agree to negotiate in good faith for a separate non-disclosure agreement to cover such Confidential Information. Absent such agreement, the foregoing terms shall apply to Confidential Information.

6.2  Proprietary Rights.    All proprietary rights relating to any discoveries, inventions, know-how, techniques, methodologies, modifications improvements, works of authorship, designs and data (whether or not protectable under state, federal or foreign patent, copyright, trade secrecy or similar laws) developed by the parties pursuant to this Agreement or any agreement for Reserved Applications shall be allocated as follows: (a) all intellectual property rights relating to the Licensed Technology, regardless of whether such rights are created solely by PARAGON employees or consultants, solely by MAPICS employees or consultants or solely by Registered Developer employees or consultants or jointly by employees or consultants or jointly by employees or consultants of PARAGON, MAPICS or Registered Developers shall be owned by PARAGON but subject to the license granted MAPICS in Section 1.1 or the ownership granted in Section 2; (b) all intellectual property rights relating to any MAPICS-owned Licensed Applications whether such rights are created solely by PARAGON employees or consultants, solely by MAPICS employees or consultants or solely by Registered Developer employees or consultants or jointly by employees or consultants or jointly by employees or consultants of PARAGON, MAPICS or Registered Developers shall be owned by MAPICS; (c) except as expressed in this Agreement, all intellectual property rights relating to any Licensed Application(s), Reserved Application(s), Common Objects or other computer programs that are used in conjunction with Licensed Applications or Reserved Applications, Common Objects shall be owned by the party(ies) responsible for the creation of such Licensed Applications, Reserved Applications, Common Objects or other computer programs as determined in accordance with Federal patent and copyright statutes and subject to any agreements that may be entered into among MAPICS, PARAGON and any Registered Developer concerning the development of such program code. It is expressly agreed that no program will be created in conjunction with Registered Developers without the execution of a separate agreement between MAPICS and the Registered Developer covering the ownership of intellectual property rights in such program code as among MAPICS, PARAGON and the Registered Developer pursuant to this Section 6.2. The parties shall take all appropriate steps required to be taken to effectuate this allocation of intellectual property rights and shall enter into agreements with their employees and consultants that contain terms that permit each party to comply with this allocation.

6.3  Enforcement of Rights.

(a)  MAPICS and PARAGON shall each promptly notify the other of any potential or actual infringement by a third party of Licensed Technology of which it has knowledge, and shall provide the other with all readily-available information relating to such infringement.

(b)  MAPICS shall have the first option to pursue any enforcement or defense of Licensed Technology rights related to the Licensed Applications and the Exclusive Uses (the “MAPICS Uses”); provided, that MAPICS shall pay all costs and expenses related to the same, keep PARAGON reasonably informed of its progress and provide PARAGON with copies of any documents related to such proceedings and reasonable notice of all proceedings relating to same. MAPICS’ costs in prosecuting such matters shall be subject to reimbursement in accordance with Section 6.3(d) below. MAPICS shall notify PARAGON of its decision to exercise its rights to enforce the MAPICS Uses rights as soon as possible, but not later than sixty (60) days following its discovery or receipt of notice of the alleged infringement.

(c)  If MAPICS does not exercise its option to enforce or defend the MAPICS Uses within sixty (60) days following notice of same (or does not prosecute any enforcement or defense action within ninety (90) days of commencing same) and MAPICS and PARAGON have not otherwise agreed not to pursue such infringement for business reasons, and MAPICS (i) has not persuaded the alleged infringer to desist, (ii) is not diligently pursuing an infringement action or diligently defending the validity of the MAPICS Uses at issue, as determined by PARAGON in its reasonable discretion, (iii) has not provided PARAGON with evidence of bona fide negotiations of an acceptable sublicense agreement with the alleged infringer; or (iv) MAPICS fails to timely provide any notice to PARAGON pursuant to this Section 6.3 then PARAGON shall have the right to pursue the alleged infringer or take control of any action initiated by MAPICS, at PARAGON’s expense. In any such case, MAPICS will substitute PARAGON as party plaintiff for purposes of pursuing any alleged infringer.

The period of time for MAPICS’ exercise of its option to defend any MAPICS Uses as described in subparagraphs (b) and (c) above shall be reduced to the extent that such period would otherwise prejudice or materially effect PARAGON’s ability to defend same.

(d)  In the event that MAPICS undertakes the enforcement or defense of one or more MAPICS Uses by litigation or settlement action, according to Section 6.3(b), MAPICS may withhold from the date of MAPICS’ filing of a litigation pleading, notice of appearance or other litigation-initiating document, up to twenty percent (20%) of the royalties and fees otherwise thereafter due PARAGON under Section 4 and apply the same toward reimbursement of one half of its litigation related expenses, including reasonable attorney’s fees in connection therewith, provided that MAPICS provides a detailed accounting of said expenses to PARAGON upon request. Subject to 6.3(e), MAPICS shall be responsible for the costs of all other legal expenses. If PARAGON is pursuing the litigation, according to Section 6.3(c), MAPICS’ obligations under Sections 4 shall not be abated

(e)  Any recovery of damages in an action managed by MAPICS pursuant to Section 6.3(d) or by PARAGON pursuant to section 6.3(c) shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the party managing the recovery effort, and next, toward reimbursement of PARAGON for any royalties withheld and applied pursuant to the first sentence of Section 6.3(d) if the action is managed by MAPICS. The balance remaining after the parties have been compensated for expenses shall be divided between MAPICS and PARAGON with seventy percent (70%) payable to the party that managed such recovery effort and thirty percent (30%) payable to the other party; provided however, that if MAPICS has elected not to pursue the matter pursuant to section 6.3(c) and has so notified PARAGON of same and PARAGON elects to pursue the matter, then PARAGON shall pay all costs and other legal expenses in connection with such claim and shall be entitled to one hundred percent (100%) of such recovery. No settlement, or consent judgement or other voluntary final disposition of a suit handled by MAPICS under Section 6.3(d) may be entered into by MAPICS without the consent of PARAGON, which shall not be unreasonably withheld or delayed.

(f)  In any infringement suit as either party may institute to enforce Licensed Technology rights, or in any declaratory judgement action alleging invalidity or non-infringement of any Licensed Technology rights brought against PARAGON or MAPICS, the other party shall, at the request of the party initiating or defending the suit or action, cooperate and assist in all reasonable respects, having its employees testify when requested and making available relevant records, papers, information and the like.

7.    TERM AND TERMINATION

7.1  Term.    This Agreement shall take effect as of the Effective Date and shall continue in effect for a period of seven (7) years unless sooner terminated as described below or renewed. This Agreement shall thereafter automatically renew for additional two year terms unless either party provides the other notice of its intention to terminate the Agreement at least one year prior to the end of the initial term or any renewal term.

7.2  Termination.

(a)  Except as otherwise provided herein, PARAGON and MAPICS may terminate this Agreement at any time upon ninety (90) days’ written notice to the other in the event that the other party shall have breached any of its material obligations hereunder, unless the other party cures such breach prior to the expiration of the 90-day period. MAPICS’ “material obligations” under this Agreement shall mean its obligations under Sections 1.1, 1.2b, 1.3, 1.4, 1.5, 1.7, 2, 3.1 b, 3.2, 4, 5.4, 6, 7, and 8. PARAGON’S “material obligations” under this Agreement shall mean its obligations under Sections 1.1, 1.2, 1.3, 1.5, 1.7, 2, 3.1, 3.2, 5.1, 5.2, 6, 7, and 8.

(b)  The development and license agreements for Reserved Applications will address all matters relating to termination of the transactions contemplated under such agreement and termination of any such agreement shall not affect the rights of the parties under this Agreement.

(c)  In addition, PARAGON may terminate this Agreement with respect to any Registered Developer at any time upon ninety (90) days written notice to such Registered Developer and copy to MAPICS, in the event such Registered Developer shall have breached any of its material obligations under this Agreement or the Beneficiary Provisions, unless such Registered Developer cures such breach prior to the expiration of the ninety (90) day period. Termination by PARAGON as to any Registered Developer shall not apply to, or in any way affect, this Agreement as it pertains to MAPICS or any other Registered Developer.

7.3  Survival and Consequences of Termination.

(a)  Except as specifically set forth in this Section 7.3, the provisions of Sections 1.2a, 2, 6, 7, 8 and 9 shall survive any termination of this Agreement.

(b)  In the event the Agreement expires or PARAGON terminates this Agreement based upon MAPICS’ breach of its material obligations, the License will survive any termination or expiration; provided, that

(i)  the License under Section 1.1(i) shall convert from an exclusive license in the Field to a non-exclusive license within the Field and the terms of Sections 1.2 d, e, f, g and h shall terminate;

(ii)  MAPICS may no longer thereafter sublicense the Licensed Technology to new Registered Developers pursuant to Section 1.1;

(ii)  the parties shall comply with the applicable surviving provisions identified in Section 7.3(a);

(iv)  MAPICS shall pay PARAGON any Competitive Development Fees, royalties and support fees due as required by Sections 1.4, 2, 3.1, and 4 and ;

(vi)  PARAGON shall continue to provide support and services as specified in Section 3.1 g and shall make available to MAPICS, at a reasonable rate, the resource necessary to maintain the Licensed Technology to the release level of MAPICS XA; and

(vii)  in the event of termination for breach by MAPICS and any subsequent breach by MAPICS of the surviving provisions hereunder occurs, the License shall, upon forty five (45) days written notice to MAPICS and provided that MAPICS fails to cure such breach within such forty-five (45) day period, terminate pursuant to Section 7.3(c) herein.

(c)  In the event PARAGON terminates this Agreement for a subsequent breach of the surviving provisions under Section 7.3(b)(vi), then, in addition to any other remedies available to it at law or in equity, PARAGON may upon written notice to MAPICS, terminate the License, provided that:

a.  the provisions of the License applicable to MAPICS shall also survive for the sole purpose of MAPICS providing support (without enhancements) for its end users,

b.  the provisions of Section 6 and 8 shall thereafter survive, and

c.  the existing Registered Developers agreements shall terminate and PARAGON shall promptly negotiate in good faith directly with any and all such Registered Developers for a license similar to that which they have with MAPICS except that such license shall include a fair portion of the Fee otherwise paid by MAPICS hereunder.

d.  each of the end users existing at such time shall continue to have the rights and license set forth in their Licensed Application sublicense agreements

e.  all outstanding amounts owed by MAPICS to PARAGON hereunder shall continue to be due and owing to PARAGON and PARAGON may continue to enforce its remedies for all of said amounts.

f.  all of PARAGON’s performance obligations under Section 3 herein shall terminate.

(d)  In the event MAPICS terminates this Agreement based upon PARAGON’s breach of its material obligations then, in addition to any other remedy available to it but subject to Section 9.12,

(i)  the License, Exclusive Uses and other PARAGON restrictions as described in Section 1 and other rights of MAPICS as described herein shall continue in full force and effect,

(ii)  MAPICS and its Registered Developers shall be given access to the Private Source Code pursuant to the terms of the Source Code Escrow Agreement and for use in accordance with the terms of this Agreement,

(iii)  MAPICS obligation to pay any fees to PARAGON or perform any obligations under Section 3 shall immediately cease; and

(iv)  MAPICS obligations to pay royalties due hereunder shall continue except that MAPICS may deduct from all royalties owing its reasonable and actual costs to undertake those activities that PARAGON was obliged to provide hereunder, except MAPICS may not deduct those costs solely attributable to its performance of PARAGON’s obligations under section 3.1g.

8.    RISK ALLOCATION

8.1  Limitation of Liability.

(a)  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL LOSSES OR DAMAGES ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER SUCH LIABILITY ARISES FROM A CLAIM BASED UPON CONTRACT, WARRANTY, TORT OR ANY OTHER THEORY OF LIABILITY, UNLESS SUCH LIABILITY ARISES FROM THE INTENTIONAL

MISAPPROPRIATION OF THE OTHER PARTY’S PRODUCTS OR RELATES TO A BREACH OF THE CONFIDENTIALITY PROVISIONS OF SECTION 6 BY EITHER PARTY.

(b)  THE AGGREGATE LIABILITY OF EITHER PARTY FOR DIRECT DAMAGES ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (OTHER THAN DAMAGES FOR THIRD PARTY CLAIMS UNDER SECTION 8.2) SHALL BE LIMITED IN RESPECT OF ANY ONE INCIDENT OR SERIES OF CONNECTED INCIDENTS, TO THE GREATER OF (A)$500,000 OR (B) THE SUM OF THE MONIES PAID TO PARAGON UNDER THIS AGREEMENT (INCLUDING THE ORIGINAL AGREEMENT) AS OF THE DATE THAT SUCH LIABILITY IS FINALLY DETERMINED. THIS LIMITATION SHALL APPLY REGARDLESS OF WHETHER LIABILITY ARISES FROM A CLAIM BASED UPON CONTRACT, WARRANTY, TORT OR ANY OTHER THEORY OF LIABILITY.

8.2  Infringement Matters.

(a)  PARAGON hereby agrees to indemnify, defend and hold MAPICS harmless from, against and in respect of any and all assessments, damages, deficiencies, judgements, losses, obligations and liabilities (including costs of collection and reasonable attorney’s fees and expense) (collectively, “Losses”) asserted against MAPICS by any third party and arising from or related to any breach by PARAGON of the representations and warranties contained in Section 5.2 or any claim that the Licensed Technology infringes any intellectual property rights. The indemnification obligation set forth above shall not apply in the event and to the extent that any Loss based upon a breach of representation in Section 5.2 is determined to result from (i) use of the Licensed Technology in combination with particular software or hardware, if such infringement would not have resulted from the use of the Licensed Technology with other software or hardware, whether or not such other software or hardware is capable of performing the same functions as the particular software or hardware actually used in combination with the Licensed Technology or (ii) modifications to the Licensed Technology not made by PARAGON if such infringement would have been avoided by the absence of such modification.

(b)  In the event any claim is made or lawsuit is initiated that MAPICS reasonably believes will result in Losses for which it will be entitled to indemnification under section 8.2(a), the appropriate person(s) at MAPICS shall promptly notify PARAGON and MAPICS shall cooperate fully (at PARAGON’s expense) in the defense of such lawsuit and permit PARAGON or its insurance carrier to defend such claim or lawsuit with the cooperation and participation of MAPICS insurance carrier. MAPICS shall not compromise or settle any claim or action that is the subject of PARAGON’s indemnification obligations without the prior written consent of PARAGON. MAPICS’ failure to perform its obligations under this Section 8.2(b) shall relieve PARAGON of its indemnification obligations; provided, however, that the failure to give prompt notice shall not relieve PARAGON of its indemnification obligations except and solely to the extent that such failure actually and materially prejudices the rights of PARAGON.

8.3  Indemnification of PARAGON.    MAPICS hereby agrees to indemnify, defend and hold PARAGON harmless from and against any and all damages, assessments, judgments, claims, losses, obligations and liabilities (including reasonable attorney’s fees and costs) asserted against PARAGON by any third party and arising from or related to any wilfull or negligent acts or omissions of MAPICS employees and not caused by PARAGON. The foregoing shall be conditioned upon PARAGON: a) promptly notifying MAPICS of any claim covered, b) providing MAPICS reasonable assistance in the defense of such claim, which MAPICS shall control, and c) not settling or compromising the claim without MAPICS’ prior written approval.

9.    MISCELLANEOUS

9.1  Relationship of Parties.    For the purposes of the Agreement, each party shall be, and shall be deemed to be, an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

9.2  The parties acknowledge that this Agreement was entered into by equally sophisticated parties, both of whom obtained advice from their respective legal counsel. This Agreement will not be construed more strictly against one party than the other.

9.3  Publicity.    The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement except as they may mutually agree and except as required under Federal securities laws or other laws applicable to any party. No party will use the name of another party or any of its staff members or employees in any advertising or in other publicity without prior written consent of such other party and the individual(s) whose name are so used.

9.4  Notices.    Any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail as aforesaid) as follows:

If to PARAGON, addressed to:

PARAGON Systems International, Inc.
210 Hightower Lake Ct.
Ball Ground, Georgia 30108
Attn: Robert Russell, Vice President
Telefax No.: (678) 513-6838
Telephone No.: (770) 917-1062

with a copy to:
Rowe, Foltz & Martin, P.C.
c/o Joseph B. Foltz, Esq.
5 Piedmont Center, Suite 750
Atlanta, Georgia 30305

If to MAPICS, addressed to:
MAPICS Inc.
1000 Windward Concourse Parkway
Alpharetta, Georgia 30005
Attn: Tom Aery, Vice President
Telefax No.: (678) 319-xxxx
Telephone No.: (678) 319-8285

With a copy to:
MAPICS Inc.
1000 Windward Concourse Parkway
Alpharetta, Georgia 30005
Attn: Marty Avallone, General Counsel
Telefax No.: (678) 319-8949
Telephone No.: (678) 319-8487
or to such other place as either party may designate as to itself by written notice to the other party.

9.5  Entire Agreement.    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. It is further understood and agreed that there exists a separate agreement covering creation and licensing of Reserved Applications, and that such Reserved Application agreements will govern the particulars of the Reserved Applications to which they relate. In case of a conflict between this Agreement and any such Reserved Applications agreement, the Reserved Application agreement shall control as to the aggregate amount of royalties payable to PARAGON in respect of any Reserved Application.

9.6  Waivers; Force Majeure.    The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Each party shall be released from its obligations under this Agreement to the extent that the party is prevented from performing its obligations due to circumstances reasonably beyond its control.

9.7  Binding Effect, Benefits.

(a)  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or, as applicable, their respective successors and assigns, any rights, remedies, obligations or liabilities.

(b)  MAPICS principally conducts its business operations through corporations it owns or controls. It is understood and agreed by the parties that all business to be conducted by MAPICS pursuant to this Agreement may be conducted by and through corporations owned or controlled by MAPICS (subsidiaries) and not by MAPICS directly, provided MAPICS shall be bound by the actions of said affiliated entities. MAPICS is solely responsible for such subsidiaries compliance with the terms of this Agreement. Similarly, Registered Developers may conduct business hereunder through subsidiaries which it owns or controls and are solely responsible for their compliance with the terms of this Agreement.

9.8  Choice of Law.    This Agreement shall be governed by and construed in accordance with domestic substantive laws of the State of Georgia, without regard for any choice or conflict of laws rule or principle that would result in the application of the domestic substantive law of any other jurisdiction.

9.9  Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10  Headings.    The Section headings are inserted for convenience of references only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

9.11  Assignment.    Except as otherwise contemplated above, neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations without the other party’s prior written approval which approval shall not be withheld if the assignee or transferee (a) is (i) a subsidiary or joint venture with assignor; (ii) an entity which is owned by or which owns the transferor or assignor, pursuant to an internal reorganization; or (iii) an unrelated person pursuant to a sale, merger, or other consolidation of the other party or any of its operating divisions, and (b) provided that the transferor or assignor shall continue to be liable hereunder. Any attempt to do so without the other party’s approval will be void.

9.12  Arbitration.    Any controversy or claim arising out of, or relating to this Agreement (other than those arising out of Section 6.3, 8.2 or 8.3), or its breach, shall be settled by arbitration in accordance with the rules then prevailing of the American Arbitration Association, and judgment upon the reward rendered by the arbitrators may be entered in any court having jurisdiction thereof. In assembling a panel of prospective arbitrators, the American Arbitration Association shall utilize its best efforts to include individuals educated and/or experienced in the computer software industry. The arbitrator shall make every reasonable effort to resolve the matter expeditiously and to reduce the costs of the proceedings by limiting discovery and other means. Judgment of the arbitrator shall be final and binding. Arbitration shall be conducted in Atlanta, Georgia. Each party hereto waives its rights to an appeal and/or a jury. Arbitration does not prevent either party from applying to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm.

IN WITNESS WHEREOF, each of PARAGON and MAPICS have caused this Agreement to be executed on their behalf by their duly authorized representatives as of the Effective Date.

PARAGON SYSTEMS INTERNATIONAL, INC.	MAPICS, INC.

By:	By:

Title:	Title:

Date:	Date:

Exhibit A	LICENSED TECHNOLOGY
Exhibit B	Field
Exhibit C	MAPICS COMPETITORS
Exhibit D	MAPICS QUALITY OBJECTIVES
Exhibit E	ENHANCEMENTS TO LICENSED TECHNOLOGY
Exhibit F	Purposely Omitted
Exhibit G	SOURCE CODE ESCROW AGREEMENT
Exhibit H	Public and Private Source Code
Exhibit I	XA Green Screen Applications

Execution Copy

EXHIBIT A
LICENSED TECHNOLOGY

Exhibit A

The Java Version as described in this agreement is depicted in this diagram as the GUI, CFO, CDS and EJB.

The Thin-client version as described in this agreement is depicted in this diagram as BUI. The thin-client is further described in Exhibit E.

Paragon Framework

The Paragon Framework is a system of programs that reside on one or more computers. These programs cooperate to provide a technical foundation for application programs. Programs like accounting, inventory, bill-of-material maintenance, and process definition use the framework to provide a standard look-and-feel across all functions. In addition to the user interface, the framework provides a runtime environment to ensure security, conflict checking, and job management.

The framework is actually composed of subsystems, each with its distinctive role.

DIAGRAM ATTACHED

CFO—Common Framework Objects
GUI—Graphical User Interface
CDS—Custom Definition Server
EJB—Enterprise JavaBeans Container and Server
BUI—“Thin-Client” Interface (see exhibit E)
Adapter—Business object adapter (see exhibit E)

Each subsystem is implemented in the Java programming language and is contained in a Java package. A Java package is as a grouping construct and each package has a unique name. All Paragon Framework packages begin with “com.pjx”. The “pjx” stands for Paragon Java eXtensions. Here are the packages for each subsystem:

Common Framework Objects

com.pjx.cfo.broker—defines an abstract interface for creating, updating, deleting, and querying objects from persistent storage

com.pjx.cfo.custom—defines the data model for the standard customization features. This includes list headers, subsets, sorts; card files and cards; templates; mass maintenance, and preferences

com.pjx.cfo.domain—defines standard interfaces for domain objects (usually business objects). This includes the concept of objects, attributes, keys, properties, meta properties, and meta relationships. It also includes data constraints.

com.pjx.cfo.dpc—provides a standard API for defining, locating, and executing Distributed Program Calls.

com.pjx.cfo.pql—defines a grammer for expressing object oriented queries. This package also includes tools for formulating and parsing PQL expressions.

com.pjx.cfo.security—provides an abstract API for querying whether the user can create, update, or delete a domain object. The API can also answer whether a user can perform a certain task.

com.pjx.cfo.user—provides a set of classes for manipulating user text and messages. This includes the ability to support multiple languages.

com.pjx.cfo.util—generic utilities

Graphical User Interface

com.pjx.gui.client—contains classes for the main window of the client process. This is the window that contains the application icons.

com.pjx.gui.controller—contains classes for common user scenarios. A controller creates a work model and launches a view against that model. This package provides controllers for the standard functions like list, tree, create prompt, create card file, update card file, delete, and mass maintenance.

com.pjx.gui.custom—contains the user interface for customization. This user interface knows how to maintain the customization data model provided by the CFO package.

com.pjx.gui.ejb—provides a basic broker implementation to adapt the GUI to the EJB server.

com.pjx.gui.navigation—contains classes necessary to support navigation history and bookmarks.

com.pjx.gui.view—contains classes for common user scenarios. A view knows how to present data from the work model to the end user. This package provides views for the standard functions like list, tree, create prompt, create card file, update card file, delete, and mass maintenance.

com.pjx.gui.work—contains classes for common user scenarios. A work model knows how to check security, check for conflicts, retrieve a working set of data, and commit changes made to the data. This package provides models for standard functions like list, create, update, delete, and mass maintenance.

Enterprise JavaBeans Container and Server

com.pjx.ejb.container—defines classes and interfaces necessary to adapt EJB components to the framework EJB container.

com.pjx.ejb.domain—defines classes and interfaces necessary to adapt EJB components to the CFO interfaces.

com.pjx.ejb.domain—provides an implementation, based on the Sun EJB specification, of the Entity Bean Environment.

com.pjx.ejb.query—provides a query service so that EJB components can be queried using PQL.

com.pjx.ejb.recipe—provides an object-relational mapping service that allows EJB components to be queried, composed, and stored to and from persistent storage.

com.pjx.ejb.server—defines the primary interface for interacting with the EJB service. It also provides the low-level services for managing sessions and transactions.

com.pjx.ejb.util—generic utilities

Custom Definition Server

com.pjx.cds.client—provides a broker implementation, based on the CFO broker, that allows clients to query create, update, delete, and query definition objects.

com.pjx.cds.server—provides a persistent custom definition service to CDS clients. This includes transactions and security.

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EXHIBIT B
Field

North American Industrial Classification System Codes

Sectors 31-33 (Manufacturing)
Sector 42 (Wholesale Trade)

It is understood and agreed by the parties that in the event that the NAICS classification system is revised to cover these codes in greater detail the parties shall amend this Exhibit B in a manner that responds to the increased precision that results form such revisions.

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EXHIBIT C

MAPICS Competitors

MAPICS Competitors shall mean all those companies (other than MAPICS) listed among the “Top 100 Software Suppliers of ERP and Associated Systems” in “Manufacturing System” magazine’s annual issue of “Top 100 Software Suppliers of ERP and Associated Systems” as may be updated in such listing from year to year. In the event said list or magazine is no longer published, MAPICS Competitors shall mean all companies identified on the last published list, subject to deletion if a company no longer supplies software for manufacturing applications.

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EXHIBIT D:    QUALITY OBJECTIVES

Plus Architecture Licensed Technology

MAPICS development and support organization for the MAPICS product has achieved ISO 9001 certificationof its development and support processes. MAPICS desires to maintain this certification of its development and support processes. To maintain this certification, product deliverables (including code and user documentation) developed, maintained, and supported by PARAGON ) must conform to the standards, and meet the quality objectives, outlined in this Exhibit .

Development and support processes

MAPICS Quality Assurance department will use approved MAPICS processes as outlined in the XAR4 quality objectives document, when testing the Licensed Technology. Licensed Technology. MAPICS does not require PARAGON to adopt the same processes for their client development as are used in MAPICS development. However the PTR process will be used by PARAGON to respond to client problems found during acceptance testing. PARAGON will be expected to provide MAPICS with mutually acceptable development plans and schedules.

Quality Objectives

Reliability

MAPICS will not perform quality assurance testing on the Licensed Technology as a stand-alone product. MAPICS will do acceptance tests on the Licensed Technology.

Performance

In addition to any performance measurements specified in the Agreement and other Exhibits, PARAGON will use application design techniques which will provide, at a minimum, performance levels currently acceptable for comparable client/server applications in the current MAPICS product. This includes, but is not limited to the following performance levels, when installed and operating on a hardware configuration that would be considered adequate for the appropriate volume of activity:

Interactive response times—between client and host

Batch transaction throughput

Major batch processing volume runs

Standards/Guidelines

1.  Any products that will be AS/400-based must substantially conform to the MAPICS standards/guidelines as described in the following:

“NLS Quick Reference”	dated 12/18/96
“Application Integration Guide”	dated 10/30/96
“PTR Code Definitions”	dated 02/24/97
“MAPICS PFS Shell”	dated 09/10/96
“Guide for Solution Partners”	dated 02/03/97

This documentation shall be available to PARAGON through the MAPICS repository.

2.  Products that will operate on a non-AS/400 platform should substantially conform to PARAGON’s current documented standards, a copy of which will be provided to MAPICS by PARAGON. If documented standards do not exist for PARAGON’s current product, the current product itself will serve as the base for standards.

All standards will be evaluated by MAPICS, and any changes, additions, or exceptions will be mutually agreed to by MAPICS and PARAGON .

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EXHIBIT E

Enhancements To Licensed Technology

Per section 3.1b,

The thin-client user interface(BUI) will bring most of the functionality of the Graphical User Interface (GUI) to Microsoft’s Internet Explorer. The thin client will include views seen in the GUI, allow the user to customize his user interface, and support basic and complex maintenance. The standard views include views for tree, list, and card file. The basic maintenance functions allow the user to create, update, and delete business data. Complex maintenance assists the user through multi-steps like entering an order.

Per section 3.1f,

The Adapter will support the Create, Retrieve, Update and Delete of simple business objects. The standard interface used by the adapter will be XML. The adapter will be available for use by all Licensed Applications. The adapter will be packaged and sold as part of the Integrator application for all other uses.

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EXHIBIT F

PURPOSELY OMITTED

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EXHIBIT G

Source Code Escrow Agreement

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EXHIBIT H

Public and Private Source Code

Public Source Code shall include all objects, designs and programs (including all updates, modifications and enhancements thereto) contained in the Licensed Technology and reasonably necessary for the design, development or support of Licensed Applications by MAPICS or its Registered Developers. The following is a list of Public Source Code identified by PARAGON:

Com.pjx.view.*
Com.pjx.controller.*
Com.pjx.scenario.*
Com.pjx.domain.meta.BasicMetaObject
Com.pjx.view.profile.BasicObjectProfile

The list may be updated from time to time by PARAGON to include those objects, designs, or programs which it reasonably determines to be necessary to design, develop or support Licensed Applications.

Private Source Code shall include those objects, designs and programs which are not necessary for the design, development or support of Licensed Applications. Private Source Code shall be deposited by PARAGON.

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EXHIBIT I

XA Green Screen Applications

MAPICS Owned Applications

Customer Order Management
International Financial Management
Repetitive
Labor Transaction Reporting in PCC and PMC
MRP/MPSP/CRP
Financial Analysis
Payroll
Sales Analysis

Solution Partner Applications

Estimating and Quote Management
ISL/MISL
Electronic Commerce (set up)